Exhibit 10.1

EXECUTION COPY

September 24, 2019

Devin Wenig

VIA ELECTRONIC DELIVERY

Dear Devin:

This letter agreement confirms our agreement relating to your resignation from employment with eBay Inc. and its affiliates (collectively, “eBay” or the “Company”), from your membership on the Board of Directors of eBay (the “Board”) and from any other officer positions you hold at the Company or any of its affiliates and boards of directors on which you serve by reason of your position as President and Chief Executive Officer of eBay. By executing this letter agreement, you hereby confirm your resignation effective September 25, 2019 (“Separation Date“). This letter agreement (“Separation Agreement” or “Agreement”) sets forth the severance benefits for which you are eligible if you sign this Separation Agreement, in full satisfaction of your entitlements under that certain letter agreement dated September 29, 2014 (“Letter Agreement”). Please note that as required under the Letter Agreement, this Separation Agreement contains a release of claims against eBay Inc., among others.

1.

SEPARATION. On your Separation Date, the Company will pay you all accrued salary, subject to standard payroll deductions and withholdings, earned through the Separation Date. You will also be paid all accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings, and any ESPP contributions withheld thus far for the current purchase period (if applicable). You are entitled to these payments regardless of whether you sign this Agreement.

2.

PAYMENTS UNDER THE LETTER AGREEMENT. Your resignation from the Company shall be treated as a termination of your employment with the Company other than for “Cause” under the Letter Agreement. Consequently, you are eligible to receive certain payments under the Letter Agreement if you sign and do not revoke this Agreement within the time periods specified in section 17 of this Agreement. A copy of the fully executed Letter Agreement is attached to this Agreement for your convenience. All payments and benefits provided under this Agreement or otherwise are subject to standard deductions and withholdings.

A)

Non-Equity Related Payments. The Company will make the following payments to you in accordance with the terms of the Letter Agreement in the form of a lump sum payment within 30 days after the Effective Date (as such term is defined in section 17 of this Agreement):

i)	Two times your Annual Base Salary (as such term is defined in the Letter Agreement), which equals $2,000,000; and

ii)	Two times your Bonus Amount (as such term is defined in the Letter Agreement), which equals S4,000,000.

In addition, you are eligible to receive a prorated portion of the bonus under the eBay Incentive Plan (as amended and restated May 1, 2015) (“eIP”), if any, that you otherwise would have earned and been paid (using your accrued eligible compensation under the eIP through the last day of employment) for the 2019 fiscal year under the eIP. This eIP payout is based on the actual performance of the Company for the full year (and will not take into account any individual performance factors), but prorated for the time that you were employed during 2019 (i.e., January 1, 2019, to your Separation Date) and otherwise subject to all applicable terms of the eIP. This amount will be paid, if at all, at the time when the Company pays bonuses under the eIP to employees, but no later than March 15, 2020.

B)

Equity-Related Payments. The Company will make the following cash payments to you with respect to your outstanding and unvested equity awards under the eBay Inc. 2008 Equity Incentive Award Plan, calculated using the Valuation Assumptions (as such term is defined in the Letter Agreement). The Company’s Compensation Committee has approved the following cash payments in accordance with Rule 16b-3 under the Securities Exchange Act of 1934.

i)

Restricted Stock Unit (“RSU”) Awards. The portions of your outstanding and unvested RSU Awards that would have become vested within 12 months following the Separation Date had you remained employed will be payable in a cash lump sum within 30 days after the Effective Date (see section 17 of this Agreement). Exhibit A includes the shares associated with the RSU Awards for which you will be paid.

ii)

2017-2018 Performance Based Restricted Stock Unit (“PBRSU”) Award. The portion of your 2017-2018 PBRSU Award that is unvested and scheduled to vest on March 15, 2020, will be payable in a lump sum within 30 days after the Effective Date (see section 17 of this Agreement). Exhibit A includes the shares associated with the 2017-2018 PBRSU Award for which you will be paid.

iii)

2018-2019 Performance Based Restricted Stock Unit (“PBRSU”) Award. In accordance with the terms of the Letter Agreement, your 2018-2019 PBRSU Award shall be deemed earned prior to the Separation Date assuming achievement of target performance during the 2018-2019 performance period, and as such that award shall be payable in a lump sum within 30 days of the Effective Date (see section 17 of this Agreement). Exhibit A includes the shares associated with the 2018-2019 PBRSU Award for which you will be paid.

2.

iv)

2019-2020 Performance Based Restricted Stock Unit (“PBRSU”) Award. In accordance with the terms of the Letter Agreement, your 2019-2020 PBRSU Award shall be deemed earned prior to the Separation Date assuming achievement of target performance during the 2019-2020 performance period, and as such that award shall be payable in a lump sum within 30 days of the Effective Date (see section 17 of this Agreement). Exhibit A includes the shares associated the 2019-2020 PBRSU Award for which you will be paid.

v)

Dividend Equivalent Rights on RSU Awards and PBRSU Awards. In addition to the foregoing, you will also be entitled to receive a payment in respect of the Dividend Equivalents (as such term is defined in the Company’s 2008 Equity Incentive Plan, as amended and restated) equal to the sum of any declared dividends accrued plus scheduled dividends on the shares subject to the foregoing RSU Awards and PBRSU Awards for which the record date (or scheduled record date) therefore occurred after the date of grant, through the date on which such RSU Awards and PBRSU Awards would otherwise become vested consistent with the terms of the Letter Agreement. Exhibit A includes the amount of such payment.

Pursuant to the terms of your equity grants, and except as provided above, all vesting of your RSU and PBRSU Awards will cease on your Separation Date and your outstanding vested stock options will expire 90 days after the Separation Date. The parties agree and acknowledge that the RSU Awards and PBRSU Awards constitute “short-term deferrals” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and therefore are not subject to any delay in payment under such Section 409A. For the avoidance of doubt, any unvested RSU Awards and PBRSU Awards will be forfeited on the Separation Date. Subject to Rule 144 of the U.S. Securities Act of 1933, all stock that becomes vested as of the Separation Date pursuant to this Agreement shall be freely saleable without restriction or limitation, including without limitation, volume restrictions, as of and after the Separation Date.

3.

COBRA HEALTH COVERAGE. As provided by the federal COBRA law and by the Company’s current group health plan, you will be eligible to continue your health coverage following the Separation Date. You are entitled to COBRA coverage whether or not you sign this Separation Agreement. Your current health coverage is paid through midnight on the last day of the calendar month in which you terminate. You will be provided with a separate notice of your COBRA rights. Our COBRA administrator will mail a COBRA enrollment packet to your home within 30 days of your last day of employment. You will have 60 days from date of notification to elect COBRA coverage. You must send in your enrollment forms to our COBRA administrator to activate coverage. Should you timely elect COBRA, the effective date of your continued coverage will be retroactive to the date your current coverage otherwise would have ceased.

4.	ADMINISTRATIVE SUPPORT. The Company will provide you with administrative support (as deemed reasonable by the Company) for up to six months from the Separation Date.

3.

5.	AT-WILL EMPLOYMENT. As stated in the Letter Agreement, your employment is at-will and nothing contained in this Separation Agreement is intended to create or imply any contrary policy.

6.

OTHER COMPENSATION OR BENEFITS; NO OBLIGATION TO RE-HIRE. You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to receive any other compensation or severance or benefits after the Separation Date, other than any vested benefits to which you may be entitled as of the Separation Date in accordance with the terms of applicable retirement benefit plans maintained by the Company. You recognize and agree that your employment relationship with the Company is permanently and irrevocably severed and the Company has no obligation, contractual or otherwise, to hire, re-hire or re-employ you in the future.

7.

EXPENSE REIMBURSEMENTS. Within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

8.

RETURN OF COMPANY PROPERTY. By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, laptops, tablets and similar devices (including iPads), notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).

9.

INSIDER TRADING. As of your Separation Date, you will no longer be subject to blackout periods under the Company’s Insider Trading Policy. However, you will remain subject to US Securities laws, which, among other things, prohibit trading on the basis of material non-public information. More information regarding your obligations is outlined in Exhibit B.

10.

PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement which include but are not limited to the obligation to refrain from any unauthorized use or disclosure of any confidential or proprietary information of the Company as well as the obligation to not solicit (directly or indirectly) eBay Inc. employees for a period of one year (12 months). Failure to comply with this provision shall be a material breach of this Agreement. A copy of your Employee Proprietary Information and Inventions Agreement is available upon request.

4.

11.

COOPERATION. You agree that upon the reasonable request of the Company or its affiliates following the Separation Date, you shall use reasonable efforts to assist and cooperate with the Company or its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. You will be entitled to reimbursement for any reasonable out-of-pocket expenses and attorneys’ fees (including travel expenses and other customary disbursements and expenses) incurred in connection with providing such assistance.

12.

NONDISPARAGEMENT. You agree not to disparage the Company, or the Company’s officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation as it related to your knowledge about them in relationship to eBay; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process Failure by you to comply with this provision shall be a material breach of this Agreement.

The Company also agrees that none of the individuals who constitute existing members of the Board or any of its existing “named executive officers” (as defined under Item 402 of Regulation S-K), in their capacity as the same, shall publicly disparage you in any manner likely to be harmful to your personal or business reputation; provided that such individuals may respond accurately and fully to any question, inquiry or request for information when required by legal process or otherwise make accurate statements in connection with any investigations or audits or in the good faith performance of such directors’ duties or obligations to the Company.

13.

RELEASE OF CLAIMS. In consideration for the payments and other promises and undertakings contained in this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (collectively, the “Released Parties”), in their capacity as such, of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to

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severance pay; any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, including, but not limited to, the California Fair Employment and Housing Act; Business and Professions Code 17200; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws.

Subject to the Company’s payment of all amount owed under this Agreement, you further agree that you have been paid all undisputed wages due or earned, and as to any further alleged unpaid wages due, you agree that there is a bona fide and good-faith dispute as to whether such wages are due and based on this dispute and the consideration provided under the agreement, you release and waive any such claims.

This Agreement does not waive rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement, such as a right of indemnification under Labor Code Section 2802. Nor does this Agreement waive any rights you have to indemnification and/or mandatory advancement of expenses by the Company or any subsidiary thereof under the Company’s bylaws or the by-laws of any such subsidiary, or under statute or any insurance or other indemnification policies, including the Company’s Directors and Officers Liability Insurance policy and the Company’s Indemnity Agreement, or any agreement to which you are a party (together, the “Indemnification Agreements”), which rights are expressly preserved and remain in full force and effect. Additionally, nothing in this Agreement precludes you from enforcing any provisions hereof or filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission. However, while you may file a charge and participate in any proceeding conducted by the Equal Opportunity Commission, by signing this Agreement, you waive your right to bring a lawsuit against the Company and waive your right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission.

6.

14.

CLAWBACK POLICIES. You agree that this Agreement does not prohibit the Company from seeking recovery from you under the “clawback” policies as provided for in your equity award agreements with the Company, any of the Company’s bonus plans, and/or any of the Company’s equity incentive plans. You further agree that, if, at any time following the Separation Date, the Board determines that an event has occurred that gives rise to the Company’s right to seek recovery from you under the Company’s Clawback Policy as in effect on the Separation Date in respect of any incentive compensation as referenced therein, then such same right to recovery shall also apply to the payments set forth in section 2 of this Agreement (including without limitation those equity incentive compensation payments referenced in Section 2.B of this Agreement), notwithstanding anything to the contrary. Nothing in this Agreement shall be construed to restrict the Company’s ability to seek enforcement of any of the foregoing clawback rights through lawsuits, arbitrations, or similar proceedings.

15.

RELEASE OF UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against any of the Released Parties.

16.

MISCELLANEOUS. This Agreement, including all exhibits hereto, the Indemnification Agreements, the eIP and the equity award agreements and Company equity incentive plans pursuant to which such awards were granted, your Employee Proprietary Information and Inventions Agreement with the Company and Mutual Arbitration Agreement with the Company, collectively constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter of this Agreement. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this letter by and between you and the Company. None of the payments set forth in section 2 of this Agreement shall be considered in determining your benefits under any plan, agreement, policy or arrangement of the Company and its affiliates, including but not limited to the Company’s 401(k) plan and other deferred compensation arrangements. The provisions of that section of the Letter Agreement entitled “Tax and Other Matters” is incorporated by reference herein and made a part hereof, including without limitation the provisions relating to arbitration, in accordance with the terms of your Mutual Arbitration Agreement. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors

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and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this Agreement be a waiver of any preceding or succeeding breach. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

17.

I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT (OWBPA), THAT: (a) MY WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS AGREEMENT; (b) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (c) I HAVE FORTY-FIVE (45) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH I MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT EARLIER); (d) I HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY THE PARTIES TO REVOKE THE AGREEMENT; AND (e) THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED BY ME, PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE (“EFFECTIVE DATE”).

Upon acceptance of this Agreement, please sign below and return the executed original to me. Upon your signature below, this will become our binding agreement with respect to your separation from the Company and its terms merging and superseding in their entirety all other or prior agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Agreement.

eBay Inc.

By:	/s/ Paul Pressler
Paul Pressler
Director & Chair of the Compensation Committee

8.

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE:

/s/ Devin Wenig	Date:	September 24, 2019
Devin Wenig

9.

Exhibit A

Company Equity Awards	Award Date	# of Shares	Exercise/Strike Price
Time-Based RSU Awards	01-APR-2016	26,173	N/A
	01-APR-2017	41,704	N/A
	01-APR-2018	38,519	N/A
	01-APR-2019	38,750	N/A
RSUs from 2017-2018 PBRSU Cycle	N/A	215,193	N/A
RSUs from 2018-2019 PBRSU Cycle	N/A	231,114	N/A
RSUs from 2019-2020 PBRSU Cycle	N/A	232,500	N/A

Dividend Equivalent for:	Amount ($USD)
Time-Based RSU Awards	$102,673.34
RSUs from 2017-2018 PBRSU Cycle	$150,635.10
RSUs from 2018-2019 PBRSU Cycle	$161,779.80
RSUs from 2019-2020 PBRSU Cycle	$130,200.00

TOTAL	$545,288.24

10.

Exhibit B

Post-Separation Obligations Under US Securities Laws

Rule 10b-5 under the Securities Exchange Act of 1934 (the “Exchange Act”)

Rule 10b-5 under the Exchange Act prohibits, among other things, trading on the basis of material non-public information and disclosing (i.e., “tipping”) such information to third parties. Rule 10b-5 will continue to apply to you after your Separation Date. You will, therefore, continue to be prohibited from:

•	trading on the basis of material non-public information regarding the Company or its securities and

•	disclosing material non-public information regarding the Company or its securities to third parties so that they might trade in securities of the Company.

Section 16 of the Securities Exchange Act

As you know, Section 16 imposes reporting obligations and “short-swing trading” liabilities on executive officers of public companies. These obligations and liabilities can continue for up to six months following your Separation Date if you have non-exempt transactions during the six-month period prior to your Separation Date. Based on our review of the Company’s records, it appears that all of your equity transactions during this period were exempt under the provisions under this rule.

Rule 144 of the Securities Act of 1933 (the “Securities Act”)

Based on your position with the Company prior to your Separation Date, you were an affiliate of the Company and any sales by you of Company securities had to be done in compliance with the requirements of Rule 144 of the Securities Act. You will need to continue to comply with Rule 144 for a period of 90 days following your Separation Date. To the extent you plan to sell any of your Company securities during this time, you should work with your broker and/or financial advisor to ensure that you are complying with the provisions of Rule 144.

***

Note that the above is intended merely as a summary of certain provisions of the securities laws that may continue to apply to you after your Separation Date. It is not intended as legal advice. You should, of course, consult with your own legal advisors if you have any questions regarding the application of these or any other provisions of the securities laws.

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